Exhibit 5.3

CONSENT OF OSLER, HOSKIN & HARCOURT LLP

September 10, 2020

We hereby consent to the references to our name contained in the headings “Certain Canadian Federal Income Tax Considerations” and “Legal Matters” in the prospectus included in the Registration Statement on Form F-10 dated September 10, 2020 and the amendments thereto relating to the public offering of securities of Lightpseed POS Inc.

Sincerely,

/s/ Osler, Hoskin & Harcourt LLP

OSLER, HOSKIN & HARCOURT LLP